SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) –	February 23, 2007

CAPRIUS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11914	22-2457487
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One University Plaza, Suite 400, Hackensack, New Jersey 07601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code -	(201) 342-0900

N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

See “Item 3.02. Unregistered Sale of Equity Securities” below for description of the material definitive agreements entered into by Caprius, Inc., a Delaware corporation (the “Company”).

Item 3.02.  Unregistered Sale of Equity Securities

On March 1, 2007, the Company closed a placement (the “Placement”) of $2.5 million of its securities to four institutional investors (the “Investors”). The securities consisted of (i) 10,000 shares of Series E Convertible Preferred Stock (the “Series E Preferred Stock”), initially convertible into 6,250,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) Warrants to purchase 3,125,000 shares of Common Stock at an exercise price of $0.50 per share (subject to adjustment) and exercisable for a period of five years.

As part of the Placement, we entered into Registration Rights Agreements with the Investors pursuant to which we agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the resale of the Common Stock receivable upon conversion of their Series E Preferred Stock and exercise of their Warrants. The registration statement is to be filed within 30 days of the closing, and be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) by the 90th day following the closing, which may be extended to 120 days. If we cannot meet these deadlines, then we will be obligated to pay certain specified liquidated damages amounts to the Investors under the Registration Rights Agreement.

The net proceeds of the Placement, estimated at $2,350,000 after placement fees and expenses, will be utilized for working capital and general corporate purposes, plus repayment of a $100,000 bridge loan.

As part of the Placement, we had paid to the placement agent and financial advisor fees of $71,000 and granted to them warrants to purchase an aggregate of 182,500 shares of Common Stock at an exercise price of $0.60 per share (subject to adjustment) and exercisable for a period of five years.

The offer and sale of the securities in the Placement was claimed exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the Placement, including the representations and warranties made by the Investors in the Purchase Agreement for the Placement and in Investor Questionnaires, and the fact that restrictive legends were placed on, and stop orders placed against, the certificates for the Series E Preferred Stock and the related Warrants.

For more information regarding the Placement summarized above, reference is made to the press release we issued after closing the Placement and the Exhibits, including the press release, filed with this report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(a) On February 23, 2007, Dr. Jeffrey L. Hymes resigned as a member of our Board of Directors and also as a member of the Compensation Committee thereof. Dr. Hymes recently entered into a new business arrangement which precludes him from continuing to be a director of the Company; however, he will become an advisor to the Company and a member of any outside advisory committee our Board of Directors may establish in the future.

(b) On February 23, 2007, George Aaron resigned as Chairman of the Board, but remains a member of the Board of Directors. He also became Executive Vice President-International Business Development.

(c) On February 23, 2007, Dwight Morgan was elected Chairman of the Board, in addition to his positions as President, Chief Executive Officer and a director. See our Forms 8-K filed on November 17, 2006 and January 29, 2007 for information about Mr. Morgan’s other corporate positions.

(d) On February 23, 2007, the Board of Directors elected Roger W. Miller a director of the Company to fill the vacancy created by the resignation of Dr. Hymes.

Mr. Miller has been a financial consultant for more than the past five years.

Mr. Miller is not related to nor has any relationship with any of our current executive officers or directors. Mr. Miller is serving as a director at the request of Special Situation Funds, our principal stockholder.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock, filed on February 27, 2007 with the Secretary of State of Delaware.

4.1	Form of Warrant issued to the Investors in the 2007 placement.

4.2	Placement Warrant Agreement, dated as of March 1, 2007, for 70,000 shares of Common Stock.

4.3	Warrant Agreement, dated as of March 1, 2007, for 112,500 shares of Common Stock.

10.1	Purchase Agreement (without schedules), dated as of February 27, 2007, by and among the Company and the Investors thereto.

10.2	Registration Rights Agreement, dated as of March 1, 2007, by and among the Company and the Investors thereto.

10.3	Letter Agreement, dated February 27, 2007, between the Company and Vision Opportunity Master Fund Ltd..

99.1	Press Release, dated March 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAPRIUS, INC.

Date: March 1, 2007	By:	/s/ Jonathan Joels
Jonathan Joels
Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit
3.1	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock, filed on February 27, 2007 with the Secretary of State of Delaware.
4.1	Form of Warrant issued to the Investors in the 2007 placement.
4.2	Placement Agent Warrant Agreement, dated as of March 1, 2007, for 70,000 shares of Common Stock.
4.3	Warrant Agreement, dated as of March 1, 2007, for 112,500 shares of Common Stock.
10.1	Purchase Agreement (without schedules), dated as of February 27, 2007, by and among the Company and the Investors thereto.
10.2	Registration Rights Agreement, dated as of March 1, 2007, by and among the Company and the Investors thereto.
10.3	Letter Agreement, dated February 27, 2007, between the Company and Vision Opportunity Master Fund Ltd.
99.1	Press Release, dated March 1, 2007.